          GTS Duratek, Inc. Executive Compensation Plan ("The Plan")

PLAN PURPOSE

To attract, retain, and motivate key management and to align the financial interests of the executive officers of GTS Duratek, Inc. ("GTS Duratek" or the "Company") with those of the Company's shareholders.

PLAN COMPONENTS

The components of the executive officers' compensation under the Plan are:

     (i)   Base Salary
     (ii)  Annual Cash Performance Bonus
     (iii) Long-term Incentive Stock Option Grant

A meaningful portion of an executive officer's compensation is "at risk" with annual and long-term incentives, at target levels, intended to provide between 20% to 40% of total compensation.

PLAN ELIGIBILITY

All Senior Vice Presidents and above of the Company will be eligible to participate in the Plan. As of July 1, 1997 the employees eligible are:

     Robert E. Prince  Chief Executive Officer and President
     Robert Shawver    Chief Financial Officer and Exec. Vice President
     C. Paul Deltete   Senior Vice President
     Donald Neely      Senior Vice President
     Leslie Hill       Senior Vice President

In order to receive the Annual Cash Performance Bonus, an eligible employee must be employed at year end of the Plan year. In order to receive a Long-term Incentive Stock Option Grant, an eligible employee must meet the requirements of the Company's Stock Option Plan. Any newly hired or promoted executive officers eligible for the Plan during the Plan year will receive a prorated Annual Cash Performance Bonus.

PLAN ADMINISTRATION

The Compensation Committee of the Board of Directors will administer the Plan. All raises, bonuses, and stock grants are subject to the Compensation Committee's approval and adjustment based on the sole discretion of the Compensation Committee members. The Compensation Committee shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, guidelines, instruments and agreements for the administration of the Plan and for the conduct of its business as it deems necessary or advisable.

TIMING OF TARGET SETTING AND AWARDS

The Company's management will prepare, and the Board of Directors will approve, the Company's annual budget each December for the following fiscal year. This budget will provide the basis for the Company executives' performance targets.

Annual Base Salary Adjustments, Annual Cash Performance Bonus Awards, and Long-term Incentive Stock Option Grants will be approved by the Compensation Committee in March of each year based on the Company's performance for the most recently completed fiscal year versus that year's targets as reported in the final audited financial reporting package.

BASE SALARIES

Base salaries and any annual raises will be established for all executive officers, except the Chief Executive Officer, by the Chief Executive Officer. The Chief Executive Officer's base salary and any annual raise will be established by the Compensation Committee.

Annual adjustments to Base Salaries are intended (i) to represent cost-of-living increases and (ii) to address any base salary discrepancies as identified by the Chief Executive Officer or the Compensation Committee.

Schedule A presents the 1996 Base Salaries, the most recent annual raises, and the resulting 1997 Base Salaries.

ANNUAL CASH PERFORMANCE BONUS

The Annual Cash Performance Bonus is designed to reward executives on an annual basis for their contributions to corporate and business unit/division objectives, and for individual performance. Each eligible employee's award is expressed as a percentage of the individual's base salary for such fiscal year. This compensation structure is based on the Compensation Committee's policy that increasing amounts of compensation should be "at risk" for those employees with greater influence on shareholder value.

The incentive bonus targets equate to the Company's Annual Budget objectives as approved by the Board of Directors. If the Company's performance exceeds budget, the maximum bonus payable to participants would be 150% of the target. All Annual Cash Performance Bonuses are subject to the approval of, and potential adjustment up or down at the sole discretion of, the Compensation Committee.

Schedule B presents targeted bonus amounts for each eligible employee and Company performance targets.

LONG-TERM INCENTIVE STOCK OPTION GRANTS

Under the Company's Stock Option Plan options to purchase shares of GTS Duratek's common stock can be awarded on an annual basis at the Compensation Committee's sole discretion.

While the annual grant of options will be at the full discretion of the Compensation Committee, the Plan objective is to align the executive officers' long-term compensation with the long-term creation of shareholder value. As a result, general guidelines for annual stock option grants are presented in Schedule C.

                                  SCHEDULE A

                                  Base Salary


------------------------------------------------------------------------------
Eligible Executive    1996 Base Salary  1996 Year-End Raise   1997 Base Salary
------------------    ----------------  -------------------   ----------------
R. Prince                $202,000.00         3.6% ($7,300)       $209,300.00
------------------------------------------------------------------------------
R. Shawver               $145,600.00         3.6% ($5,250)       $150,850.00
------------------------------------------------------------------------------
P. Deltete               $130,000.00         3.6% ($4,700)       $134,700.00
------------------------------------------------------------------------------
D. Neely
------------------------------------------------------------------------------
L. Hill
------------------------------------------------------------------------------


                                  SCHEDULE B

                         Annual Cash Performance Bonus

Targeted Bonuses
----------------

Participants are eligible to earn a cash performance bonus based upon a percentage of salary as follows:

     Participant      Bonus Amount
     -----------      ------------
     R. Prince        20% of base salary
     R. Shawver       15% of base salary
     P. Deltete       15% of base salary
     D. Neeley        15% of base salary
     L. Hill          15% of base salary

Any bonus earned under the basic plan will be weighted as follows:

     A  -  Operating Profit    30%
     B  -  Free Cash Flow      30%
     C  -  Earnings Per Share  30%
     D  -  Personal Objective  10%

Operating Profit (EBIT)  =   Earnings Before Interest and Taxes including
                             proportionate share of joint venture earnings, excluding any non-recurring special items.

Free Cash Flow           =   EBIT plus Depreciation and Amortization less
                                  ----
                             (i)   changes in Net Working Capital (Working
                             Capital - Cash)
                             (ii)  capital expenditures, and
                             (iii) advances to joint ventures, and
                             (iv)  any other meaningful cash usage.

Earnings Per Share       =   EPS as reported, excluding any special items.

Financial Objectives
--------------------

The range of performance for objectives A,  B  &  C above will be:

 less than 90% of budget              =   zero bonus
           90% of budget              =   60% payout
          100% of budget              =   100% payout
          125% (or more) of budget    =   150% payout

To receive any award, a minimum of 90% achievement of budget targets must be realized for the average of objectives A, B and C.

Payouts will be linear between 90-100% and 100-125% of performance.

Personal Objective
------------------

Objectives will be assigned and graded by the Chief Executive Officer. There will be no upside performance on Personal Objectives and the award/payment in contingent on the achievement of a minimum of 90% of objectives A, B & C (i.e., the average of the three objectives).

Participants must be employed at the Plan year-end (i.e., December 31, 1997) in order to be eligible for payment under this plan. Any final award is subject to the review and approval of the Compensation Committee.

SCHEDULE C

Long-term Incentive Stock Option Grant



The Compensation Committee has a guideline to award 100,000 options per year at
                                 ---------
the March Board Meeting (exercisable at the then prevailing market price at the time the options are granted).

The Compensation Committee will award options based on the following:

  . Executive Management awards would be recommended and approved by the Compensation Committee (which would approximate 30,000 to 40,000 per year for the 5 executives covered by the Plan)

  . Non-executive awards would be recommended by the Chief Executive Officer and approved by the Compensation Committee.

The Compensation Committee, in its sole discretion and within the guidelines of the Plan, could award more or fewer options.